Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statements No. 333-78139, 333-92997, 333-100815,
333-110755, 333-123366, 333-123367, 333-133214, and 333-140425 of Prosperity Bancshares, Inc. on Form S-8 and (ii) Registration Statements No. 333-93857 and 333-136848 of Prosperity Bancshares, Inc. on Form S-3 of our reports dated February 27, 2007, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Prosperity Bancshares, Inc. for the year ended December 31, 2006.

    /s/ Deloitte & Touche LLP

Houston, Texas

February 27, 2007